SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   November 2, 2006

Credit Suisse (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer
Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 2, 2006, Credit Suisse Group, our ultimate parent, released its financial results for the three and nine months ended September 30, 2006, including the financial results of the Investment Banking, Private Banking and Asset Management segments, of which we are a part.

Credit Suisse Group reported net income of CHF 1,892 million and CHF 6,654 million for the three and nine months ended September 30, 2006, respectively. The Investment Banking segment reported income from continuing operations before taxes of CHF 758 million and CHF 3,609 million for the three and nine months ended September 30, 2006, respectively. The Private Banking segment reported income from continuing operations before taxes of CHF 1,022 million and CHF 3,453 million for the three and nine months ended September 30, 2006, respectively. The Asset Management segment reported income from continuing operations before taxes of CHF 158 million and CHF 419 million for the three and nine months ended September 30, 2006, respectively.

We have not reported our financial results for the quarter ended September 30, 2006. We will report these results in connection with the filing of our quarterly report on Form 10-Q.

We expect to report net income of approximately $195 million in the third quarter of 2006 compared to $386 million in the third quarter of 2005 and net income of approximately $995 million in the first nine months of 2006 compared to $123 million in the first nine months of 2005. We expect our total net revenues for the third quarter of 2006 to be approximately $2.1 billion, an increase of 1% compared to the third quarter of 2005. Net revenues for the third quarter of 2006 include approximately $420 million from the consolidation of certain private equity funds, compared to $214 million in the third quarter of 2005. Net income was unaffected by this consolidation as the Company recorded offsetting minority interests and related operating expenses. Excluding the revenues from the consolidation of these entities, net revenues declined approximately 10%, primarily reflecting significantly lower trading revenues and lower private equity gains offset in part by higher revenues from investment banking. We expect our total expenses for the third quarter of 2006 to be approximately $1.4 billion, an increase of 7% compared to the third quarter of 2005, primarily due to higher other operating expenses offset in part by lower compensation and benefits expenses.

We expect our total net revenues for the first nine months of 2006 to be approximately $7.5 billion, an increase of 46% compared to the first nine months of 2005. Net revenues for the first nine months of 2006 include approximately $2.0 billion from the consolidation of certain private equity funds, compared to $675 million in the first nine months of 2005. Net income was unaffected by this consolidation as the Company recorded offsetting minority interests and related operating expenses. Excluding the revenues from the consolidation of these entities, net revenues increased approximately 23%, mainly driven by significantly higher trading and investment banking revenues offset in part by lower private equity gains.

We expect our total expenses for the first nine months of 2006 to be approximately $4.0 billion, a decrease of 8% compared to the first nine months of 2005. Total expenses for the first nine months of 2006 included credits for insurance settlements for litigation and related costs of $390 million, which reduced operating expenses. Total expenses for the first nine months of 2005 included a $750 million charge to increase the reserve for certain private litigation. Excluding the insurance settlements and the litigation charge, total expenses increased approximately $805 million, or 23%, primarily due to higher employee compensation and benefits expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse (USA), Inc.

By:	/s/ Paul J. O’Keefe
Paul J. O’Keefe
Chief Financial and Accounting Officer

November 2, 2006